UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

NEOPHARM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-90516	51-0327886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
101 Waukegan Rd., Suite 970, Lake Bluff, Illinois	60044
(Address of principal executive offices)	(Zip Code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on June 24, 2008, NASDAQ issued a letter to the Company indicating that, based upon the Company’s non-compliance with the minimum bid price requirements of Marketplace Rule 4450(a)(5) (the “Rule”), the Company’s securities were subject to delisting from The NASDAQ Stock Market unless an extension was granted by the NASDAQ Listing Qualifications Panel (the” Panel”).  On September 2, 2008, NASDAQ issued a letter to the Company stating that the Panel had granted the Company’s request to remain listed on The NASDAQ Capital Market, subject to the condition that, on or before December 22, 2008, the Company’s common stock must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days.

On October 21, 2008, the Company received notification from the Panel informing the Company that the Panel has extended the deadline for NeoPharm to regain compliance with NASDAQ’s minimum bid price requirement to March 27, 2009 from December 22, 2008.   This extension was granted in accordance with NASDAQ’s decision to temporarily suspend for all companies currently listed on any NASDAQ market, the bid price and market value requirements for continued listing on such NASDAQ markets, given the recent extraordinary market conditions. As a result, the Company’s common stock will continue to be listed on The NASDAQ Capital Market, subject to the condition that, on or before March 27, 2009, the Company’s common stock must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days.  Should the Company be unable to meet the conditions established by the Panel, its securities would be subject to delisting from The NASDAQ Stock Market.

A copy of the Press Release issued by the Company on October 24, 2008 regarding the Panel’s action is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release of NeoPharm, Inc., dated October 24, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHARM, INC.

Date:	October 27, 2008	By:	/s/ Laurence P. Birch
		Name:	Laurence P. Birch
		Title:	President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)